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Exhibit 10.5

3COM CORPORATION

DIRECTOR STOCK OPTION PLAN

(As Amended by the Board December 13, 2000)

Section 1.  Purpose.  It is the purpose of this Director Stock Option Plan (the "Plan") to enable 3Com Corporation (the "Company") and its subsidiaries to retain and provide incentives to outside directors by offering them an opportunity to acquire a proprietary interest in the Company.

Section 2.  Eligibility and Administration.  Eligible participants shall be limited to outside directors of the Company and its subsidiaries. The Plan shall be administered by a committee of the Company's Board of Directors (the "Board") consisting of its directors who are also employees of the Company. The Board and such committee are both referred to as the Board and the committee shall have all the powers of the Board hereunder, including, without limitation, the authority to, from time to time, establish guidelines (the "Guidelines") that determine the number of shares to be subject to the options granted under the Plan, subject to the per option limits set forth in Sections 4(b) and 4(c) and the restriction on amendment of the Guidelines set forth in Section 9. The Guidelines must provide that on each grant date, the number of shares of Common Stock subject to each option automatically granted pursuant to Section 4(b) or 4(c), as the case may be, shall be equal for each eligible participant, subject to distinctions based on the outside director's position as Chairman of the Board, designation as the "lead" outside director, and service on Board committees. All questions of interpretation of the Plan or of any option shall be determined by the Board, and such determinations shall be final and binding upon all persons having an interest in the Plan or such option.

Section 3.  Shares Subject to Plan.

  (a) Subject to adjustment as provided in Section 3(b), the maximum number of shares of the Company's common stock ("Common Stock") and rights to acquire Common Stock that may be issued pursuant to this Plan shall be 9,062,453 shares (as adjusted for stock splits and stock dividends, and similar events). Options or shares that are issued to participants under the Plan and terminate without being exercised shall revert to the status of authorized but unissued options or shares under the Plan.

  (b) In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, appropriate adjustments shall be made in the number and class of shares subject to the Plan, the Guidelines and the per option limits set forth in Section 4, and to any outstanding options granted under the Plan, and in the exercise price of such outstanding options.

Section 4.  Rights Issuable Under the Plan.

  (a) During the term of the Plan, eligible participants shall be granted options to acquire shares of the Common Stock of the Company ("Options") as provided in this Section 4. Each Option shall be exercisable immediately as to all shares of Common Stock subject to the Option, subject to the Company's right to repurchase at the original exercise price, which right shall lapse pursuant to the applicable vesting schedule, as specified below. All Options shall be subject to the terms and conditions set forth in the forms of Nonqualified Stock Option Agreement attached hereto as Exhibit 1; provided, however, that the Board may at the time of grant of any Option make such modifications to such terms and conditions as are otherwise in compliance with the restrictions contained in the Plan.

  (b) The Board shall grant an Option to purchase that number of shares as may be specified in the Guidelines then currently in effect (the "Guideline Amount") for service on the Board, not to exceed 120,000 shares of Common Stock (or 160,000 shares if the participant is the lead director or Chairman of the Board on the date of grant), to each eligible participant at the first Board meeting following the date upon which he or she first becomes eligible (the "Initial Grant"). Subject to accelerated vesting upon a Transfer of Control (as specified in the option agreement), the Initial Grant shall vest as to 25% of the shares subject thereto on each anniversary of the date of grant, so as to be 100% vested on the fourth anniversary of the date of grant, subject to the optionee remaining as a director through such vesting dates. Thereafter, on the date of the Company's regularly scheduled annual stockholder meeting, the Board shall grant an additional Option to each eligible participant to purchase that number of shares equal to the Guideline Amount for service on the Board, not to exceed 120,000 shares of Common Stock (or 160,000 shares if the participant is the lead director or Chairman of the Board on the date of grant) (the "Annual Grants"). Subject to accelerated vesting upon a Transfer of Control (as specified in the option agreement), Annual Grants shall vest as to 50% of the shares subject thereto on the day prior to the next year's regularly scheduled Company annual stockholder meeting and as to the balance of the shares subject thereto on the day prior to the next year's regularly scheduled Company annual stockholder meeting, so as to be 100% vested on the day prior to the Company annual stockholder meeting held approximately two years following the grant date, subject to the optionee remaining a director through such vesting dates. Additionally, at the time an Initial Grant is made to a new director, he or she shall receive an option grant with the number of shares subject thereto equal to the Guideline Amount multiplied by a fraction, the numerator of which is the number of full months of service remaining prior to the next annual stockholder meeting and the denominator of which is 12 (the "Pro-Rata Grant"). Subject to accelerated vesting upon a Transfer of Control (as specified in the option agreement), the Pro-Rata Grant will vest as to 50% of the shares subject thereto on each anniversary of the date of grant, so as to be 100% vested on the second anniversary of the date of grant, subject to the optionee remaining as a director through such vesting dates.

  (c) In addition to the Options granted by the Board pursuant to Section 4(b), the Board shall grant an Option (at the same time and upon the same terms and which may be combined with the Section 4(b) grants) to purchase that number of shares equal to the Guideline Amount for service on a Standing Committee, not to exceed 48,000 shares of Common Stock, to each eligible participant serving on a Standing Committee of the Board at the first meeting of the Board occurring on or after the date on which he or she begins to serve on a Standing Committee. A Standing Committee shall mean the Audit Committee, Compensation Committee or the Technology Committee of the Board.

Section 5.  Consideration.  The exercise price for Options shall be payable by (i) delivery of cash or check, (ii) tender of shares of Common Stock having a fair market value equivalent to the purchase or exercise price, or (iii) delivery of a promissory note payable to the Company; provided, however, that the Board may impose at the time of any grant of rights hereunder such restrictions on the exchange of Common Stock or delivery of a promissory note as the Board may deem appropriate or necessary and that any promissory note shall be secured by such collateral as is required by the attached form of Nonqualified Stock Option Agreement, or as the Board shall otherwise determine at the time of grant.

Section 6.  Exercise Price.  The exercise price payable upon exercise of any Option shall be at least equal to the fair market value of a share of Common Stock as determined by the Board on the date of grant.

Section 7.  Limitation on Exercisability.  No right granted hereunder shall be exercisable for a period of more than ten years after the date of grant.

Section 8.  Restriction on Transfer of Options.  No Option may be transferred in any manner whatsoever, other than by the laws of descent and distribution. Options may be exercised during the lifetime of the optionee only by the optionee.

Section 9.  Termination or Amendment.  The Board, including any duly appointed committee of the Board, may terminate or amend the Plan at any time; provided, however, that without the approval of the shareholders of the Company, there shall be (a) no increase in the total number of shares of stock covered by the Plan (except by operation of the provision of Section 3, above), and (b) no expansion in the class of persons eligible to receive Options. In any event, no amendment may adversely affect any then outstanding Option, or any unexercised portion thereof, without the consent of the optionee.

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3COM CORPORATION DIRECTOR STOCK OPTION PLAN